Exhibit 7 to Form T-1

Bank Call Notice

RESERVE DISTRICT NO. 2
CONSOLIDATED REPORT OF CONDITION OF

JPMorgan Chase Bank
of 270 Park Avenue, New York, New York 10017
and Foreign and Domestic Subsidiaries,
a member of the Federal Reserve System,

at the close of business June 30, 2003, in
accordance with a call made by the Federal Reserve Bank of this
District pursuant to the provisions of the Federal Reserve Act.

		Dollar Amounts
ASSETS		in Millions

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$22,657
Interest-bearing balances		10,600
Securities:
Held to maturity securities		268
Available for sale securities		76,771
Federal funds sold and securities purchased under agreements to resell
Federal funds sold in domestic offices		3,844
Securities purchased under agreements to resell		86,290
Loans and lease financing receivables:
Loans and leases held for sale		31,108
Loans and leases, net of unearned income	$166,046
Less: Allowance for loan and lease losses	3,735
Loans and leases, net of unearned income and allowance		162,311
Trading Assets		186,546
Premises and fixed assets (including capitalized leases)		6,142
Other real estate owned		133
Investments in unconsolidated subsidiaries and associated companies		696
Customers’ liability to this bank on acceptances outstanding		225
Intangible assets		2,201
Goodwill		2,201
Other Intangible assets		3,058
Other assets		68,983
TOTAL ASSETS		$661,833

LIABILITIES
Deposits
In domestic offices		$189,571
Noninterest-bearing	$82,747
Interest-bearing	106,824
In foreign offices, Edge and Agreement subsidiaries and IBF’s		125,990
Noninterest-bearing	$6,025
Interest-bearing	119,965
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		4,978
Securities sold under agreements to repurchase		114,181
Trading liabilities		129,299
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)		10,186
Bank’s liability on acceptances executed and outstanding		225
Subordinated notes and debentures		8,202
Other liabilities		41,452
TOTAL LIABILITIES		624,084
Minority Interest in consolidated subsidiaries		104
EQUITY CAPITAL
Perpetual preferred stock and related surplus		0
Common stock		1,785
Surplus (exclude all surplus related to preferred stock)		16,304
Retained earnings		18,426
Accumulated other comprehensive income		1,130
Other equity capital components		0
TOTAL EQUITY CAPITAL		37,645

TOTAL LIABILITIES, MINORITY INTEREST, AND EQUITY CAPITAL		$661,833

I, Joseph L. Sclafani, E.V.P. & Controller of the above-named bank, do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

JOSEPH L. SCLAFANI

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

WILLIAM B. HARRISON, JR. )
 HANS W. BECHERER               )
 FRANK A. BENNACK, JR.       )